Exhibit II-2

Extraordinary Report

pursuant to Article 24-5.4 of

the Financial Instruments and Exchange Law of Japan

February 24, 2010

Hitachi Plant Technologies, Ltd.

Tokyo, Japan

1	Reason for Filing

On February 24, 2010, Hitachi Plant Technologies, Ltd. (“Hitachi Plant Technologies”) decided to implement a share exchange, with Hitachi, Ltd. (“Hitachi”) as the wholly owning parent company in share exchange and Hitachi Plant Technologies as the wholly owned subsidiary in share exchange (the “Share Exchange”), and is therefore filing this Report pursuant to Article 24-5, Paragraph 4 of the Financial Instruments and Exchange Law and Article 19, Paragraph 2, Item 6-2 of the Cabinet Office Ordinance Concerning Disclosure of Corporate Affairs, etc.

2	Contents of Report

(1)	Items related to Share Exchange counterparty

1)	Corporate name, head office location, representative, capital, net assets, total assets and businesses

Corporate Name	Hitachi, Ltd.

Head Office	6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Name and Title of Representative	Takashi Kawamura, Chairman, President and Chief Executive Officer

Paid-in Capital (As of the date of this filing)	¥408,809 million

Net Assets (As of March 31, 2009)	¥1,049,951 million (Consolidated) ¥664,526 million (Non-consolidated)

Total Assets (As of March 31, 2009)	¥9,403,709 million (Consolidated) ¥3,673,706 million (Non-consolidated)

Description of Businesses	Development, production, sale and service of products related to Information & Telecommunication Systems and Power & Industrial Systems

(Note)	Regarding the paid-in capital above, changes in paid-in capital due to the exercise of stock acquisition rights attached to bonds with stock acquisition rights from February 1, 2010 to the date of this filing have not been considered.

2)	Revenues, operating income, ordinary income, and net income for past three fiscal years

(Consolidated)

(Millions of yen)

Years ended March 31	2007	2008	2009
Revenues	10,247,903	11,226,735	10,000,369
Operating income	182,512	345,516	127,146
Ordinary income (loss)	202,338	324,782	(289,871)
Net loss	(32,799)	(58,125)	(787,337)

(Non-consolidated)

(Millions of yen)

Years ended March 31	2007	2008	2009
Revenues	2,785,115	2,807,269	2,610,055
Operating loss	(66,285)	(74,116)	(32,225)
Ordinary income (loss)	(37,217)	(45,987)	204,714
Net loss	(178,049)	(127,863)	(294,584)

3)	Name and shareholdings of major shareholders

(As of September 30, 2009)

Major Shareholders	Shareholdings to Total Number of Shares Issued (%)
The Master Trust Bank of Japan, Ltd. (Trustee Account)	5.65
NATS CUMCO (Standing proxy: Mizuho Corporate Bank, Ltd.)	4.46
Japan Trustee Services Bank, Ltd. (Trustee Account)	4.05
Hitachi Employees’ Shareholding Association	3.49
Nippon Life Insurance Company	2.91

4)	Capital, personnel, and transaction relationships with the filing company

Capital Relationships:	As of the date of this filing, Hitachi holds 183,733,718 shares of Hitachi Plant Technologies, equivalent to a shareholding of 93.94% (rounded to two decimal places) of the total number of issued shares (percentage as of September 30, 2009).

Personnel Relationships:	One Hitachi executive officer sits on Hitachi Plant Technologies’ Board of Directors.

Transaction Relationships:	Hitachi purchases industrial machinery from Hitachi Plant Technologies outsources plant construction and conducts fund transactions under the Hitachi Group’s cash pooling system.

(2)	Purpose of the Share Exchange

As outlined in the tender offer registration statement regarding the Tender Offer submitted on August 20, 2009 (the “Tender Offer Registration Statement”), Hitachi conducted the Tender Offer in order to make Hitachi Plant Technologies its wholly owned subsidiary. As a result, as of the date of this filing, Hitachi holds 183,733,718 shares of Hitachi Plant Technologies, which corresponds to 93.94% of Hitachi Plant Technologies’ total issued shares (195,590,898 shares as of September 30, 2009) and 94.31% of the total voting rights of Hitachi Plant Technologies (see note).

As noted in the Tender Offer Registration Statement, Hitachi intends to make Hitachi Plant Technologies its wholly owned subsidiary. In the event that Hitachi was unable to acquire all of the issued shares of Hitachi Plant Technologies (exclusive of treasury stock held by Hitachi Plant Technologies) via the Tender Offer, Hitachi intends to make Hitachi Plant Technologies its wholly owned subsidiary by acquiring all the issued shares of Hitachi Plant Technologies (exclusive of Hitachi Plant Technologies shares held by Hitachi) by means of a share exchange, with Hitachi as the wholly owning parent company in share exchange and Hitachi Plant Technologies as the wholly owned subsidiary in share exchange after the Tender Offer.

As Hitachi was unable to acquire all of the issued shares of Hitachi Plant Technologies (exclusive of treasury stock held by Hitachi Plant Technologies) in the Tender Offer, Hitachi and Hitachi Plant Technologies have determined that Hitachi Plant Technologies will be made a wholly owned subsidiary of Hitachi via the Share Exchange.

(Note)	Calculated as the 183,733 voting rights corresponding to the Hitachi Plant Technologies shares held by Hitachi as a percentage of the 194,827 total voting rights of Hitachi Plant Technologies. The total number of voting rights of Hitachi Plant Technologies corresponds to 194,827,587 shares; this is obtained by subtracting the 763,311 shares of treasury stock held by Hitachi Plant Technologies as of September 30, 2009, from its 195,590,898 shares issued as of the same date. The figures were rounded to two decimal places.

The Hitachi Group, which consists of Hitachi, Ltd., its subsidiaries and affiliated companies, conducts a wide range of business activities, from the development, production and sales of offerings to the provision of relevant services in seven business segments: Information & Telecommunication Systems; Electronic Devices; Power & Industrial Systems; Digital Media & Consumer Products; High Functional Materials & Components; Logistics, Services & Others; and Financial Services.

In the severe economic environment of the worldwide structural recession that has been continuing since the second half of the previous fiscal year, the Hitachi Group must urgently optimize the allocation of the entire Group’s resources and accelerate the restructuring of the business portfolio to secure a foundation for future growth.

In particular, the market for the social and industrial infrastructure business, which includes power, transportation, roads, water and other public systems, as well as production facilities for the manufacturing industry, is expected to grow, especially in developing countries. Even in developed countries and regions that have already built a certain degree of social and industrial infrastructures, there is growing demand for renovation of social and industrial infrastructures, supported by advanced information and telecommunication systems. In addition, it is essential to build social infrastructures going forward that minimize the impact on the global environment.

Therefore, with its extensive track record in the conventional fields of both social infrastructure and information & telecommunication systems, as well as environmental-related businesses, the Hitachi Group intends to utilize that experience, expertise and technological capabilities to concentrate on the “social innovation business” that integrates the social infrastructure business with the information & telecommunication systems business.

Hitachi Plant Technologies was launched in April 2006 through the merger of Hitachi Plant Engineering & Construction Co., Ltd., Hitachi Kiden Kogyo, Ltd., Hitachi Industries Co., Ltd., and part of Hitachi, Ltd.’s Industrial Systems Group, to consolidate these companies’ strengths in engineering, MONOZUKURI (manufacturing) and construction, with the aim of creating a global company responsible for social and industrial infrastructure. Since its establishment, Hitachi Plant Technologies has been engaged in the development, design, manufacturing, sales, servicing and construction of social infrastructure systems, industrial systems, air- conditioning systems and energy systems as its main businesses, and has achieved steady growth through efforts to expand global market share and to enhance earnings strength.

Within the social innovation business that the Hitachi Group is emphasizing, the areas closely tied to Hitachi Plant Technologies include water cycle systems such as water production, waste water treatment, water recycling and water supply; air-conditioning systems including eco-conscious data centers; transportation systems; power systems including nuclear power plants, high-efficiency coal-fired power plants and smart grids (next-generation power networks); and industrial systems including the building of large-scale and comprehensive infrastructures and the construction of industrial plants. All of these areas are targeted at global markets and have many large-scale projects at the national, regional and municipal levels, making it necessary to operate in an intensively competitive environment against global players. Among these large-scale projects, market growth can be expected in overseas projects, while it is indispensible to strengthen both strategic marketing capabilities and ability to assemble systems, in order to achieve a high level of stable earnings while providing highly reliable social infrastructures.

Going forward, Hitachi will respond to the growing need for new construction and renovation of social infrastructures in all regions around the world while providing safe and highly reliable social infrastructures. In order to do so, Hitachi is bolstering its ability to construct large-scale social and industrial information and telecommunication systems by organically fusing information and telecommunication systems with power and industrial systems, and strengthening its comprehensive marketing and solution capabilities in its core product lines, primarily in power and industrial systems. Meeting customer needs in an integrated and flexible manner will be an essential element for accelerating growth and increasing earnings strength.

Against this backdrop, from around April 2009 Hitachi and Hitachi Plant Technologies began discussing and investigating various measures to enhance the enterprise value of both companies. The resulting conclusion reached by both companies was for Hitachi to make Hitachi Plant Technologies a wholly owned subsidiary. By establishing a more stable capital relationship, Hitachi Plant Technologies will further strengthen its ties to the Hitachi Group and work with the Hitachi Group in the areas it has pursued to date and that are also important to the social innovation business being emphasized by the Hitachi Group, including water cycle systems, air-conditioning systems, transportation systems, power systems and industrial systems. Integrating the management of Hitachi Plant Technologies with the Hitachi Group will not only increase Hitachi Plant Technologies’ enterprise value, but is also seen being very beneficial in increasing the overall enterprise value of the Hitachi Group.

Specifically, having Hitachi Plant Technologies’ management integrated with Hitachi will enable Hitachi Plant Technologies to make maximum use of the Hitachi Group’s brand strength, capital strength and research infrastructure. This will reinforce the Hitachi Plant Technologies’ key components that functionalize various plants and its ability to assemble subsystems, strengthen the Hitachi Group’s core businesses and organically combine these elements for further enhancing their ability to provide total solutions, thereby allowing the Hitachi Group and Hitachi Plant Technologies to work more closely together. Hitachi believes this will make it possible to create further synergies in the following diverse fields:

Water cycle systems: Provide total solutions to the water issues that are becoming increasingly serious on a global scale, by supplying equipment and systems and managing and maintaining facilities. (Middle and Near East, Southeast Asia, etc.)

Air-conditioning systems: Provide solutions for energy savings at data centers, featuring monitoring and control technologies for IT equipment, including servers, which face the growing problem of increasing heat generation and a rapid increase in power consumption due to high density of servers etc., as well as air-conditioning equipment, including local cooling units for direct cooling of servers; and various environment control technologies, including clean rooms. (Europe, China, etc.)

Transportation systems: Provide one-stop solutions overseas, from supplying railway vehicles to laying track and building assembly, inspection and repair facilities. (Europe, the United States, Southeast Asia, etc.)

Power systems: Globally develop power plants by effectively allocating and managing personnel for local construction, promoting the use of modular construction methods and other rationalization expertise in construction. (Europe, the United States, Southeast Asia, West Asia, etc.)

Industrial systems: Increase the efficiency of design, engineering and construction works for the projects of building large-scale and comprehensive infrastructures and constructing industrial plants in developing countries. (Middle and Near East, China, etc.)

By working more closely together in these areas, Hitachi will be able to make products and systems commercially viable and bring them to market more quickly, and achieve additional Group synergies.

Even after making Hitachi Plant Technologies a wholly owned subsidiary, Hitachi intends to reinforce the businesses of Hitachi Plant Technologies by paying attention to its business features and the management that can fully utilize the operational and structural strengths.

Therefore, Hitachi and Hitachi Plant Technologies have today decided to conduct the Share Exchange on the effective date of April 1, 2010, and concluded a share exchange agreement.

(3)	Share Exchange method, details of allotment related to the Share Exchange and other details of Share Exchange agreement

1)	Share exchange method

Based on the share exchange agreement concluded on February 24, 2010, with the effective date of April 1, 2010, Hitachi will deliver to Hitachi Plant Technologies shareholders (other than Hitachi) immediately prior to the time at which it acquires all of the outstanding Hitachi Plant Technologies shares (exclusive of those shares held by Hitachi) under the Share Exchange (the “Record Time”) Hitachi shares equivalent in number to 1.986 multiplied by the total number of Hitachi Plant Technologies shares held by each Hitachi Plant Technologies shareholder in exchange for those shares of Hitachi Plant Technologies. Hitachi will thus acquire all of the issued shares of Hitachi Plant Technologies. This will make Hitachi Plant Technologies a wholly owned subsidiary of Hitachi.

In addition, both companies plan to implement the Share Exchange without obtaining the approval of a General Meeting of Shareholders, with Hitachi using a simplified share exchange (kani kabushiki kokan) procedure pursuant to Article 796, Paragraph 3 of the Companies Act, and Hitachi Plant Technologies using a summary share exchange (ryakushiki kabushiki kokan) procedure pursuant to Article 784, Paragraph 1 of the Companies Act.

2)	Details of allotment related to the Share Exchange

1.986 shares of Hitachi will be allotted and delivered for each share of Hitachi Plant Technologies. However, no allotment of shares will be made under the Share Exchange for Hitachi Plant Technologies shares held by Hitachi (183,733,718 shares as of the date of this filing).

If the number of Hitachi shares to be delivered through the Share Exchange includes a fraction of less than one (1) share, Hitachi will sell the number of shares equivalent to the sum of all such fractions (fractions of the aggregate number to be rounded down) and will deliver the proceeds of that sale to those Hitachi Plant Technologies shareholders who are to receive such fractions in proportion to the fractions attributed to them pursuant to Article 234 of the Companies Act and other applicable laws and regulations.

Furthermore, Hitachi Plant Technologies’ Board of Directors, at a meeting to be held by the day before the effective date of the Share Exchange, will resolve to cancel all of the treasury stock (including that acquired as a result of an application for purchase exercised by dissenting shareholders as per Article 785, Paragraph 1 of the Companies Act regarding the Share Exchange) by the Record Time.

There is the possibility that the number of Hitachi shares to be delivered could be amended due to factors such as Hitachi Plant Technologies’ cancellation of treasury stock.

In addition, the Hitachi shares to be delivered are scheduled to be shares of treasury stock held. However, there is the possibility that a portion of these shares will be newly issued, depending on the number of Hitachi Plant Technologies’ treasury stock to be cancelled by the Record Time as well as the number of shares to be delivered under Hitachi’s share exchange with Hitachi Maxell, Ltd. to be conducted on the effective date of April 1, 2010.

3)	Other details of the Share Exchange agreement

Details of the Share Exchange agreement concluded between Hitachi and Hitachi Plant Technologies on February 24, 2010 are as follows.

Share Exchange Agreement

This Share Exchange Agreement (this “Agreement”) is made and entered into between Hitachi, Ltd. (“Hitachi”) and Hitachi Plant Technologies, Ltd. (“Hitachi Plant Technologies”) as follows.

Article 1 (Share Exchange)

Hitachi Plant Technologies shall conduct the share exchange with Hitachi as the wholly owning parent company of Hitachi Plant Technologies and Hitachi Plant Technologies as the wholly owned subsidiary of Hitachi (the “Share Exchange”) and Hitachi shall acquire all of the issued shares of Hitachi Plant Technologies (exclusive of the shares of Hitachi Plant Technologies held by Hitachi) through the Share Exchange in accordance with the provisions of this Agreement.

Article 2 (Corporate Names and Addresses of Wholly Owning Parent Company in Share Exchange and Wholly Owned Subsidiary in Share Exchange)

The corporate names and addresses of Hitachi and Hitachi Plant Technologies shall be as follows.

(1) Hitachi (wholly owning parent company in share exchange)

Corporate name:                    Hitachi, Ltd.

Address:                                 6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(2) Hitachi Plant Technologies (wholly owned subsidiary in share exchange)

Corporate name:                    Hitachi Plant Technologies, Ltd.

Address:                                 5-2, Higashi-Ikebukuro 4-chome, Toshima-ku, Tokyo

Article 3 (Shares Delivered upon Share Exchange and Allocation thereof)

1.	The total number of shares of common stock of Hitachi to be delivered by Hitachi to each shareholder of Hitachi Plant Technologies (other than Hitachi) upon the Share Exchange in exchange for the common stock of Hitachi Plant Technologies held by the relevant shareholder shall be calculated as follows.

The number is calculated by multiplying X by 1.986; where X is the total number of shares of common stock issued by Hitachi Plant Technologies immediately prior to the time at which Hitachi acquires all of the issued shares of Hitachi Plant Technologies (exclusive of the shares of Hitachi Plant Technologies held by Hitachi) under the Share Exchange (the “Record Time”).

2.	Hitachi shall allocate the shares of common stock of Hitachi to each shareholder of Hitachi Plant Technologies as of the Record Time (other than Hitachi) upon the Share Exchange at the following ratio.

1.986 shares of common stock of Hitachi shall be allocated to each shareholder of Hitachi Plant Technologies (other than Hitachi) per share of common stock of Hitachi Plant Technologies held by the relevant shareholder.

3.	If there is any fraction of less than one (1) share when calculating the number of shares of common stock of Hitachi that should be allocated and delivered to each shareholder of Hitachi Plant Technologies in accordance with the preceding Paragraph, Hitachi shall handle such fractions in accordance with the provisions of Article 234 of the Companies Act.

Article 4 (Matters Concerning Amounts of Capital and Reserve of Wholly Owning Parent Company in Share Exchange)

The amounts of capital and reserve of Hitachi that increase as a result of the Share Exchange shall be as follows.

(1) Amount of paid-in capital	0 yen

(2) Amount of capital reserve	Changes in net assets set forth in Article 39,
Paragraph 1 of the Company Accounting Regulations

(3) Amount of earned surplus reserve	0 yen

Article 5 (Effective Date)

The Share Exchange shall be effective on April 1, 2010 (the “Effective Date”); provided, however, that the Effective Date may be changed upon consultation of and agreement between Hitachi and Hitachi Plant Technologies if it is deemed necessary in order to proceed with the Share Exchange or for other reasons.

Article 6 (General Meeting of Shareholders Approving Share Exchange Agreement)

1.	Hitachi shall, in accordance with the provisions of the main clause of Article 796, Paragraph 3 of the Companies Act, conduct the Share Exchange without obtaining approval for this Agreement by resolution at a General Meeting of Shareholders set forth in Article 795, Paragraph 1 of the Companies Act; provided, however, that if it becomes necessary to obtain approval for the Share Exchange at the General Meeting of Shareholders of Hitachi in accordance with the provisions of Article 796, Paragraph 4 of the Companies Act, Hitachi shall convene an Extraordinary General Meeting of Shareholders by the date immediately prior to the Effective Date and seek approval for this Agreement and resolution on matters required for the Share Exchange.

2.	Hitachi Plant Technologies shall, in accordance with the provisions of Article 784, Paragraph 1 of the Companies Act, conduct the Share Exchange without obtaining approval of a General Meeting of Shareholders set forth in Article 783, Paragraph 1 of the Companies Act for this Agreement.

Article 7 (Management of Company Property)

1.	Hitachi and Hitachi Plant Technologies shall perform their respective duties and manage and operate the relevant company property with the duty of care of a good administrator during the period after the execution of this Agreement until the Effective Date and if either party intends to conduct any act that materially affects its property, rights or obligations (except for the treatment of stock acquisition rights of Hitachi Plant Technologies set forth in Article 8), the party shall conduct such act upon prior consultation of and agreement between Hitachi and Hitachi Plant Technologies.

2.	Notwithstanding the preceding Paragraph, Hitachi Plant Technologies shall cancel its treasury stock by the Record Time in accordance with the laws and regulations.

3.	Notwithstanding Paragraph 1, Hitachi shall, in accordance with the attached exhibit “Share Exchange Agreement,” acquire all of the issued shares of Hitachi Maxell, Ltd. (exclusive of the shares of Hitachi Maxell, Ltd. held by Hitachi) through the share exchange with Hitachi as the wholly owning parent company and Hitachi Maxell, Ltd. as the wholly owned subsidiary which becomes effective on April 1, 2010.

Article 8 (Treatment of Stock Acquisition Rights of Hitachi Plant Technologies)

Hitachi Plant Technologies shall extinguish or cancel all of the stock acquisition rights issued by Hitachi Plant Technologies after acquiring them gratis by the date immediately prior to the Effective Date and follow the necessary procedures under laws, regulations or agreement.

Article 9 (Change in Share Exchange Conditions and Suspension of Share Exchange)

If, during the period after the execution of this Agreement until the Effective Date, any material change occurs to the status of property or management of Hitachi or Hitachi Plant Technologies due to force majeure or for other reasons, any event that materially interferes with the conduct of the Share Exchange occurs or is found, or there are other significant difficulties in accomplishing the purpose of this Agreement, Hitachi and Hitachi Plant Technologies may change the terms or conditions of this Agreement or suspend the Share Exchange.

Article 10 (Effect of this Agreement)

If approval for this Agreement and resolution on matters required by the Share Exchange cannot be obtained at the Extraordinary General Meeting of Shareholders of Hitachi set forth in the proviso of Article 6, Paragraph 1 (this shall apply only if it becomes necessary to obtain approval for the Share Exchange at the General Meeting of Shareholders of Hitachi in accordance with the provisions of Article 796, Paragraph 4 of the Companies Act), or approval from the relevant government agency set forth in laws or regulations which is required for the Share Exchange cannot be obtained by the date immediately prior to the Effective Date, this Agreement shall cease to be effective.

Article 11 (Consultation)

In addition to those matters provided for in this Agreement, any matters that are not provided for in this Agreement and others which may be required for the Share Exchange shall be determined upon separate consultation between Hitachi and Hitachi Plant Technologies in accordance with the purport of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and sealed in duplicate, and each party shall retain one copy.

February 24, 2010

Hitachi:	6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo
Hitachi, Ltd.
Takashi Kawamura, President and Chief Executive Officer

Hitachi Plant Technologies:	5-2, Higashi-Ikebukuro 4-chome, Toshima-ku, Tokyo
Hitachi Plant Technologies, Ltd.
Masaharu Sumikawa, President and Chief Executive Officer

(Exhibit)
Share Exchange Agreement

This Share Exchange Agreement (this “Agreement”) is made and entered into between Hitachi, Ltd. (“Hitachi”) and Hitachi Maxell, Ltd. (“Hitachi Maxell”) as follows.

Article 1 (Share Exchange)

Hitachi Maxell shall conduct the share exchange with Hitachi as the wholly owning parent company of Hitachi Maxell and Hitachi Maxell as the wholly owned subsidiary of Hitachi (the “Share Exchange”) and Hitachi shall acquire all of the issued shares of Hitachi Maxell (exclusive of the shares of Hitachi Maxell held by Hitachi) through the Share Exchange in accordance with the provisions of this Agreement.

Article 2 (Corporate Names and Addresses of Wholly Owning Parent Company in Share Exchange and Wholly Owned Subsidiary in Share Exchange)

The corporate names and addresses of Hitachi and Hitachi Maxell shall be as follows.

(1) Hitachi (wholly owning parent company in share exchange)

Corporate name:	Hitachi, Ltd.

Address:	6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(2) Hitachi Maxell (wholly owned subsidiary in share exchange)

Corporate name:	Hitachi Maxell, Ltd.

Address:	1-88, Ushitora 1-chome, Ibaraki-shi, Osaka

Article 3 (Shares Delivered upon Share Exchange and Allocation thereof)

1.	The total number of shares of common stock of Hitachi to be delivered by Hitachi to each shareholder of Hitachi Maxell (other than Hitachi) upon the Share Exchange in exchange for the common stock of Hitachi Maxell held by the relevant shareholder shall be calculated as follows.

The number is calculated by multiplying X by 5.66; where X is the total number of shares of common stock issued by Hitachi Maxell immediately prior to the time at which Hitachi acquires all of the issued shares of Hitachi Maxell (exclusive of the shares of Hitachi Maxell held by Hitachi) under the Share Exchange (the “Record Time”).

2.	Hitachi shall allocate the shares of common stock of Hitachi to each shareholder of Hitachi Maxell as of the Record Time (other than Hitachi) upon the Share Exchange at the following ratio.

5.66 shares of common stock of Hitachi shall be allocated to each shareholder of Hitachi Maxell (other than Hitachi) per share of common stock of Hitachi Maxell held by the relevant shareholder.

3.	If there is any fraction of less than one (1) share when calculating the number of shares of common stock of Hitachi that should be allocated and delivered to each shareholder of Hitachi Maxell in accordance with the preceding Paragraph, Hitachi shall handle such fractions in accordance with the provisions of Article 234 of the Companies Act.

Article 4 (Matters Concerning Amounts of Capital and Reserve of Wholly Owning Parent Company in Share Exchange)

The amounts of capital and reserve of Hitachi that increase as a result of the Share Exchange shall be as follows.

(1) Amount of paid-in capital	0 yen

(2) Amount of capital reserve	Changes in net assets set forth in Article 39,
Paragraph 1 of the Company Accounting Regulations

(3) Amount of earned surplus reserve	0 yen

Article 5 (Effective Date)

The Share Exchange shall be effective on April 1, 2010 (the “Effective Date”); provided, however, that the Effective Date may be changed upon consultation of and agreement between Hitachi and Hitachi Maxell if it is deemed necessary in order to proceed with the Share Exchange or for other reasons.

Article 6 (General Meeting of Shareholders Approving Share Exchange Agreement)

1.	Hitachi shall, in accordance with the provisions of the main clause of Article 796, Paragraph 3 of the Companies Act, conduct the Share Exchange without obtaining approval for this Agreement by resolution at a General Meeting of Shareholders set forth in Article 795, Paragraph 1 of the Companies Act; provided, however, that if it becomes necessary to obtain approval for the Share Exchange at the General Meeting of Shareholders of Hitachi in accordance with the provisions of Article 796, Paragraph 4 of the Companies Act, Hitachi shall convene an Extraordinary General Meeting of Shareholders by the date immediately prior to the Effective Date and seek approval for this Agreement and resolution on matters required for the Share Exchange.

2.	Hitachi Maxell shall, in accordance with the provisions of Article 784, Paragraph 1 of the Companies Act, conduct the Share Exchange without obtaining approval of a General Meeting of Shareholders set forth in Article 783, Paragraph 1 of the Companies Act for this Agreement.

Article 7 (Management of Company Property)

1.	Hitachi and Hitachi Maxell shall perform their respective duties and manage and operate the relevant company property with the duty of care of a good administrator during the period after the execution of this Agreement until the Effective Date and if either party intends to conduct any act that materially affects its property, rights or obligations, the party shall conduct such act upon prior consultation of and agreement between Hitachi and Hitachi Maxell.

2.	Notwithstanding the preceding Paragraph, Hitachi Maxell shall cancel its treasury stock by the Record Time in accordance with the laws and regulations.

3.	Notwithstanding Paragraph 1, Hitachi shall, in accordance with the attached exhibit “Share Exchange Agreement,” acquire all of the issued shares of Hitachi Plant Technologies, Ltd. (exclusive of the shares of Hitachi Plant Technologies, Ltd. held by Hitachi) through the share exchange with Hitachi as the wholly owning parent company and Hitachi Plant Technologies, Ltd. as the wholly owned subsidiary which becomes effective on April 1, 2010.

Article 8 (Change in Share Exchange Conditions and Suspension of Share Exchange)

If, during the period after the execution of this Agreement until the Effective Date, any material change occurs to the status of property or management of Hitachi or Hitachi Maxell due to force majeure or for other reasons, any event that materially interferes with the conduct of the Share Exchange occurs or is found, or there are other significant difficulties in accomplishing the purpose of this Agreement, Hitachi and Hitachi Maxell may change the terms or conditions of this Agreement or suspend the Share Exchange.

Article 9 (Effect of this Agreement)

If approval for this Agreement and resolution on matters required by the Share Exchange cannot be obtained at the Extraordinary General Meeting of Shareholders of Hitachi set forth in the proviso of Article 6, Paragraph 1 (this shall apply only if it becomes necessary to obtain approval for the Share Exchange at the General Meeting of Shareholders of Hitachi in accordance with the provisions of Article 796, Paragraph 4 of the Companies Act), or approval from the relevant government agency set forth in laws or regulations which is required for the Share Exchange cannot be obtained by the date immediately prior to the Effective Date, this Agreement shall cease to be effective.

Article 10 (Consultation)

In addition to those matters provided for in this Agreement, any matters that are not provided for in this Agreement and others which may be required for the Share Exchange shall be determined upon separate consultation between Hitachi and Hitachi Maxell in accordance with the purport of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and sealed in duplicate, and each party shall retain one copy.

February 24, 2010

Hitachi:	6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo
Hitachi, Ltd.
Takashi Kawamura, President and Chief Executive Officer

Hitachi Maxell:	1-88, Ushitora 1-chome, Ibaraki-shi, Osaka
Hitachi Maxell, Ltd.
Yoshito Tsunoda, President and Chief Executive Officer

(4)	Basis of calculation for the details of the allotment related to the Share Exchange

1) Basis of calculation

In order to ensure fairness and adequacy in determining the share exchange ratio for the Share Exchange (the “Share Exchange Ratio”), each company individually requested a third-party appraiser independent of Hitachi and Hitachi Plant Technologies to calculate the share exchange ratio. Hitachi designated Nomura Securities Co., Ltd. (“Nomura Securities”), as its third-party appraiser and Hitachi Plant Technologies designated Mitsubishi UFJ Securities Co., Ltd. (“Mitsubishi UFJ Securities”), as its third-party appraiser.

Nomura Securities analyzed the Tender Offer conducted prior to the Share Exchange, as well as its terms and conditions and its results, etc., and for Hitachi, in light of the fact that Hitachi shares are listed on the financial instrument exchanges and that market values are available, made a calculation using the average market share price method (in view of various terms and conditions, based on the closing price on the First Section of the Tokyo Stock Exchange on the record date of February 22, 2010, and the average closing prices for each trading day during the most recent one-week period, from February 16 to February 22, 2010, the most recent one-month period, from January 25 to February 22, 2010, and the period from December 8, 2009, the business day immediately following the issuing of Hitachi’s December 7, 2009, news release titled, “Determination of Offer Price and Selling Price for Issuance and Sale of Shares and Conversion Price and Other Conditions for Issuance of Convertible Bond Type Bonds with Stock Acquisition Rights,” to February 22, 2010).

For Hitachi Plant Technologies, in light of the fact that Hitachi Plant Technologies shares are listed on the financial instrument exchanges and that market values are available, Nomura Securities made a calculation using the average market share price method (in view of various terms and conditions, based on the closing price on the First Section of the Tokyo Stock Exchange on the record date of February 22, 2010, and the average closing prices for each trading day during the most recent one-week period, from February 16 to February 22, 2010, the most recent one-month period, from January 25 to February 22, 2010, and the period from December 8, 2009, the business day immediately following the issuing of Hitachi’s December 7, 2009, news release titled, “Determination of Offer Price and Selling Price for Issuance and Sale of Shares and Conversion Price and Other Conditions for Issuance of Convertible Bond Type Bonds with Stock Acquisition Rights,” to February 22, 2010). In addition, given the existence of multiple similar listed companies that are comparable to Hitachi Plant Technologies, Nomura Securities made a calculation using the comparable company analysis method, since it is possible to analogize the equity value by this method. Nomura Securities also made a calculation using the discounted cash flow method (the “DCF” method) to reflect the value of Hitachi Plant Technologies’ future business activities.

These calculations resulted in the following ranges of share exchange ratios per Hitachi share.

Methods used	Calculation results of share exchange ratio
Average market share price method	1.974—2.077
Comparable company analysis method	0.789—1.833
DCF method	1.597—2.159

On the other hand, Mitsubishi UFJ Securities analyzed the Tender Offer conducted prior to the Share Exchange, as well as its terms and conditions and its results, etc., and for Hitachi, in light of the fact that Hitachi shares are listed on the financial instrument exchanges and that market values are available, made an analysis using the market share price analysis (in view of various circumstances, with the record date of February 22, 2010, based on the average closing prices on the First Section of the Tokyo Stock Exchange for each trading day during the one-week period, from February 16, 2010 to the record date; the period from February 5, 2010, the business day immediately following the Hitachi’s February 4, 2010, news releases titled, “Consolidated Financial Results for the Third Quarter ended December 31, 2009” and “Hitachi Announces Revisions of Consolidated Business Forecasts for Fiscal 2009,” to the record date; the one-month period, from January 25, 2010 to the record date; and the period from December 8, 2009, the business day immediately following the issue of Hitachi’s December 7, 2009, news release titled, “Determination of Offer Price and Selling Price for Issuance and Sale of Shares and Conversion Price and Other Conditions for Issuance of Convertible Bond Type Bonds with Stock Acquisition Rights,” to the record date). For Hitachi Plant Technologies, in light of the fact that Hitachi Plant Technologies shares are listed on the financial instrument exchanges and that market values are available, Mitsubishi UFJ Securities made an analysis using the market share price analysis (in view of various circumstances, with the record date of February 22, 2010, based on the average closing prices on the First Section of the Tokyo Stock Exchange for each trading day during the one-week period, from February 16, 2010 to the record date; the period from February 5, 2010, the business day immediately following the Hitachi’s February 4, 2010, news releases titled, “Consolidated Financial Results for the Third Quarter ended December 31, 2009” and “Hitachi Announces Revisions of Consolidated Business Forecasts for Fiscal 2009,” to the record date; the one-month period, from January 25, 2010 to the record date; and the period from December 8, 2009, the business day immediately following the issue of Hitachi’s December 7, 2009, news release titled, “Determination of Offer Price and Selling Price for Issuance and Sale of Shares and Conversion Price and Other Conditions for Issuance of Convertible Bond Type Bonds with Stock Acquisition Rights,” to the record date). In addition, given the existence of multiple similar listed companies that are comparable to Hitachi Plant Technologies, Mitsubishi UFJ Securities made an analysis using the comparable company analysis, since it is possible to analogize the equity value by this method. Mitsubishi UFJ Securities also made an analysis using the discounted cash flow analysis (the “DCF” analysis) to reflect the value of Hitachi Plant Technologies’ future business activities. These calculations resulted in the following ranges of share exchange ratios per Hitachi share.

Methods used	Calculation results of share exchange ratio
Market share price analysis	1.983—2.091
Comparable company analysis	1.476— 2.029
DCF analysis	1.725—2.362

2) Basis of the valuation

Hitachi and Hitachi Plant Technologies carefully considered the calculation results of the share exchange ratio received from the third-party appraisers. The two companies also studied the terms and conditions and outcome of the Tender Offer as well as the market value level of Hitachi shares and other various factors. Based on these considerations, they conducted numerous negotiations and consultations on the evaluation of Hitachi Plant Technologies shares using the equivalent in value to the Tender Offer Price as a standard as described in the Tender Offer Registration Statement. As a result, Hitachi and Hitachi Plant Technologies have concluded that the Share Exchange Ratio as noted in 2 (3) 2) “Details of allotment related to the Share Exchange” above is adequate and that the ratio will not harm the interests of either company’s shareholders. Therefore, Hitachi and Hitachi Plant Technologies concluded a share exchange agreement to conduct the Share Exchange using the share exchange ratio as noted in 2 (3) 2) “Details of allotment related to the Share Exchange” above following today’s decision by Hitachi’s President and Chief Executive Officer and a resolution at Hitachi Plant Technologies’ Board of Directors’ meeting held today.

With the calculation results of the share exchange ratio provided by the aforementioned third-party appraisers, no opinions are being expressed with regard to the fairness of the Share Exchange Ratio.

If any major changes were to emerge in the terms and conditions used as the basis of the calculation, the share exchange ratio may be changed through consultations between the both companies.

3) Relationship with third-party appraisers

Nomura Securities, Hitachi’s third-party appraiser, and Mitsubishi UFJ Securities, Hitachi Plant Technologies’ third-party appraiser, are independent of both Hitachi and Hitachi Plant Technologies, and neither is a Related Party to Hitachi or Hitachi Plant Technologies. There are no significant conflicts of interest.

(5)	Corporate name, head office location, representative, capital, net assets, total assets and businesses of wholly owning parent company in share exchange after the Share Exchange

Corporate Name	Hitachi, Ltd.

Head Office	6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Name and Title of Representative	Hiroaki Nakanishi, President (Note 1)

Paid-in Capital	¥408,809 million (Note 2)

Net Assets	To be determined (Consolidated) To be determined (Non-consolidated)

Total Assets	To be determined (Consolidated) To be determined (Non-consolidated)

Description of Businesses	Development, production, sale and service of products related to Information & Telecommunication Systems and Power & Industrial Systems

Notes:

1.	Hitachi decided to change President on April 1, 2010, in accordance with a resolution at the Board of Directors’ meeting held on February 4, 2010.
2.	Changes in paid-in capital due to the exercise of stock acquisition rights attached to bonds with stock acquisition rights from February 1, 2010 to the effective date of the Share Exchange have not been considered.